Exhibit 99.1

Press Release

Valassis Announces Expiration and Final Results of Tender Offer for its 8 1/4% Senior Notes due 2015

Livonia, Mich., February 11, 2011: Valassis Communications, Inc. (NYSE: VCI) (“Valassis”), one of the nation’s leading media and marketing services companies, announced today that its previously announced cash tender offer and consent solicitation (the “Tender Offer”) for any and all of its outstanding 8 1/4% Senior Notes due 2015 (the “2015 Notes”) expired at 11:59 p.m., New York City time, on February 10, 2011 (the “Expiration Date”).

On January 28, 2011 (the “Early Settlement Date”), Valassis announced that it had purchased $199,801,000, or approximately 82.5%, of the aggregate principal amount of its 2015 Notes, representing all of the 2015 Notes that were validly tendered and not validly withdrawn pursuant to the Tender Offer at or prior to 5:00 p.m., New York City time, on January 27, 2011 (the “Consent Payment Deadline”).

An additional $6,500,000 aggregate principal amount of the 2015 Notes were validly tendered after the Consent Payment Deadline and on or prior to the Expiration Date pursuant to the Tender Offer, resulting in a total of $206,301,000 aggregate principal amount of 2015 Notes tendered and purchased pursuant to the Tender Offer, or approximately 85.2% of the aggregate principal amount of the 2015 Notes outstanding at the time the Tender Offer was commenced. Valassis accepted for purchase and payment, and made payment for, all of such additional 2015 Notes today.

The remaining $35,923,000 aggregate principal amount of the 2015 Notes that was not tendered and purchased pursuant to the Tender Offer currently remains outstanding and holders thereof are subject to the terms of the indenture under which the 2015 Notes were issued, dated as of March 2, 2007 (as supplemented), as amended by the Third Supplemental Indenture entered into on the Early Settlement Date (as so supplemented and amended, the “Indenture”).

On the Early Settlement Date, Valassis issued a notice under the Indenture to redeem any and all of the remaining outstanding 2015 Notes on March 1, 2011 (the “Redemption Date”). The redemption price for the redeemed 2015 Notes will be $1,041.25 per $1,000.00 principal amount of the 2015 Notes, plus accrued and unpaid interest to, but not including, the Redemption Date.

Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as Dealer Manager and Solicitation Agent for the Tender Offer. D. F. King & Co., Inc. acted as the Information Agent and Depositary for the Tender Offer.

This press release shall not constitute an offer to purchase, a solicitation of an offer to sell, or a solicitation of tenders or consents with respect to, any 2015 Notes.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum™ media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offering, including redplum.com and save.com, consumers can find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com, http://www.redplum.com and http://www.save.com.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; ongoing disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Mary Broaddus

Director, Investor Relations and Corporate Communications

734-591-7375

broaddusm@valassis.com